UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The following is the unaudited pro forma combined condensed consolidated financial information for BayCom Corp (“BayCom”) and Pacific Enterprise Bancorp (“PEB”), giving effect to the merger of PEB with and into BayCom. The unaudited pro forma combined condensed consolidated statement of financial condition as of September 30, 2021 gives effect to the merger as if it occurred on that date. The unaudited pro forma combined condensed consolidated statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give effect to the merger as if it occurred on January 1, 2020. The actual completion date of the merger was February 1, 2022.

The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (“GAAP”). BayCom is the acquirer for accounting purposes. Certain immaterial reclassifications have been made to the historical financial statements of PEB to conform to the presentation in BayCom’s financial statements. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger.

 The value of the total merger consideration at closing was $64.4 million. The total number of BayCom common stock shares issued in the merger was 3,032,600 and the equity consideration paid by BayCom was approximately $64.1 million as well as cash consideration of approximately $274,000 for stock options and fractional shares.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The adjustments included in these unaudited pro forma combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. In addition, the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment. The unaudited pro forma condensed combined balance sheet has also been adjusted to reflect the preliminary allocation of the estimated purchase price to net assets acquired. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The final allocation of the purchase price will be determined after completion of thorough analyses to determine the fair value of PEB’s tangible and identifiable intangible assets and liabilities as of the February 1, 2022 acquisition date. Increases or decreases in the estimated fair values of the net assets of PEB as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to PEB’s shareholder’s equity including results of operations through the date the merger is completed will also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma combined condensed consolidated financial statements should be read together with:

•       The accompanying notes to the unaudited pro forma combined condensed consolidated financial statements;

•        BayCom’s unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2021 and 2020, included in BayCom’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021;

•        BayCom’s audited historical consolidated financial statements and accompanying notes as of and for the years ended December 31, 2020 and 2019, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020;

•        PEB’s unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2021, included in this Current Report on Form 8-K/A;

•        PEB’s audited historical consolidated financial statements and accompanying notes as of and for the years ended December 31, 2020 and 2019, included in the Form S-4/A filed with the Securities and Exchange Commission (“SEC”) by BayCom on October 29, 2021;

•        Other information pertaining to BayCom and PEB contained in or incorporated by reference into the Form S-4/A filed by BayCom on October 29, 2021.

BAYCOM AND PEB

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of September 30, 2021

(In thousands)

	BayCom	PEB	Transaction Accounting Adjustments	Notes	Pro Forma
ASSETS
Cash and cash equivalents	$444,458	$63,485	$(6,465)	A	$501,478
Interest bearing deposits in banks	4,083	—	—		4,083
Investment securities available-for-sale	142,315	53	—		142,368
Loans held for sale, at fair value	11,221	—	—		11,221
Loans receivable	1,644,801	506,846	89	B	2,151,736
Less: Deferred fees, net	3,965	611	(611)	C	3,965
Less: Allowance for loan losses	17,300	5,691	(5,691)	D	17,300
Total loans receivable, net	1,623,536	500,544	6,391		2,130,471
Premises and equipment, net	14,580	280	—		14,860
Other real estate owned	21	—	—		21
Core deposit intangible, net	6,942	—	226	E	7,168
Cash surrender value of BOLI	21,422	—	—		21,422
Goodwill	38,838	—	—		38,838
Interest receivable and other assets	56,400	15,003	25	F	71,428
TOTAL ASSETS	$2,363,816	$579,365	$177		$2,943,358
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,007,751	$418,437	$192	G	$2,426,380
Borrowings	—	90,315	—		90,315
Junior subordinated deferrable interest debentures, net	8,383	—	—		8,383
Subordinated debt, net	63,499	—	—		63,499
Accrued expenses and other liabilities	26,913	7,516	—		34,429
Total liabilities	2,106,546	516,268	192		2,623,006
STOCKHOLDERS’ EQUITY
Common stock	156,874	29,082	34,605	H	220,561
Additional paid-in capital	287	330	(330)	I	287
Accumulated other comprehensive income, net	2,492	1	(1)	J	2,492
Retained earnings	97,617	33,684	(34,289)	K	97,012
Total stockholders’ equity	257,270	63,097	(15)		320,352
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,363,816	$579,365	$177		$2,943,358

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

BAYCOM AND PEB

UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT

For the Nine Months Ended September 30, 2021

(In thousands, except per share data)

	BayCom	PEB	Transaction Accounting Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$56,348	$22,325	$—		$78,673
Other interest income	3,880	232	(39)	L	4,073
Total interest income	60,228	22,557	(39)		82,746
Interest expense:
Deposits	3,674	2,292	(115)	M	5,851
Subordinated debt	2,686	—	—		2,686
Other borrowings	261	375	—		636
Total interest expense	6,621	2,667	(115)		9,173
Net interest income	53,607	19,890	76		73,573
(Reversal of) provision for loan losses	(30)	—	—		(30)
Net interest income after (reversal of) provision for loan losses	53,637	19,890	76		73,603
Noninterest income:
Gain on sale of loans	3,705	1,013	—		4,718
Service charges and other fees	1,819	119	—		1,938
Loan servicing and other fees	1,423	281	—		1,704
Gain on sale of premises	12	—	—		12
Income on investment in SBIC fund	1,021	—	—		1,021
Other income and fees	719	—	—		719
Total noninterest income	8,699	1,413	—		10,112
Noninterest expense:
Salaries and employee benefits	25,158	9,413			34,571
Occupancy and equipment	5,610	661	—		6,271
Data processing	4,235	1,349	—		5,584
Other expense	6,371	1,557	24	N	7,952
Total noninterest expense	41,374	12,980	24		54,378
Income before income taxes	20,962	8,323	52		29,337
Income tax expense	5,709	2,466	435	O	8,610
Net income	$15,253	$5,857	$(383)		$20,727
Earnings per common share:
Basic	$1.39	$1.96		P	$1.48
Diluted	1.39	1.95		P	1.48
Average common shares outstanding:
Basic	10,949	2,986	3,033	Q	13,982
Diluted	10,949	2,996	3,033	Q	13,982

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

BAYCOM AND PEB

UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT

For the Year Ended December 31, 2020

(In thousands, except per share data)

	BayCom	PEB	Transaction Accounting Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$82,186	$29,130	$—		$111,316
Other Interest Income	5,006	479	(52)	L	5,433
Total interest income	87,192	29,609	(52)		116,749
Interest expense:
Deposits	6,954	5,699	(154)	M	12,499
Subordinated debt	1,405	—	—		1,405
Other borrowings	540	377	—		917
Total interest expense	8,899	6,076	(154)		14,821
Net interest income	78,293	23,533	102		101,928
Provision for loan losses	10,320	1,975	—		12,295
Net interest income after (reversal of) provision for loan losses	67,973	21,558	102		89,633
Noninterest income:
Gain on sale of loans	1,835	169	—		2,004
Service charges and other fees	2,548	310	—		2,858
Loan servicing and other fees	2,465	92	—		2,557
Gain on sale of premises	40	—	—		40
Income on investment in SBIC fund	875	—	—		875
Other income and fees	1,012	—	—		1,012
Bargain purchase gain	—	—	1,765	K	1,765
Total noninterest income	8,775	571	1,765		11,111
Noninterest expense:
Salaries and employee benefits	33,942	12,542	—		46,484
Occupancy and equipment	7,088	910	—		7,998
Data processing	8,221	1,278	—		9,499
Other expense	9,268	2,906	32	N	12,206
Total noninterest expense	58,519	17,636	32		76,187
Income before income taxes	18,229	4,493	1,835		24,557
Income tax expense	4,503	1,606	385	O	6,494
Net income	$13,726	$2,887	$1,450		$18,063
Earnings per common share:
Basic	$1.15	$1.03		P	$1.20
Diluted	1.15	1.02		P	1.20
Average common shares outstanding:
Basic	11,965	2,824		Q	14,998
Diluted	11,965	2,851		Q	14,998

See accompanying Notes to unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared using the acquisition method of accounting giving effect to the merger involving BayCom and PEB, with BayCom treated as the acquirer for accounting purposes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the merger been consummated at September 30, 2021 or the results of operations had the merger been consummated at January 1, 2020, nor is it necessarily indicative of the results of operation in future periods or the future financial position of the combined entities. The pro forma adjustments are provisional, based on estimates, and are subject to change as more information becomes available and after final analysis of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document. The merger was completed on February 1, 2022. The consideration included the issuance of approximately $64.1 million in equity consideration as well as cash consideration of approximately $274,000 for stock options.

Under the acquisition method of accounting, the assets and liabilities and any identifiable intangible assets of PEB will be recorded at the respective fair values on the merger date. The fair values on the merger date are to represent management’s best estimates based on available information and facts and circumstances in existence on the merger date. The preliminary estimates include in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the recorded amounts when the merger is completed. Adjustments may include, but not be limited to, changes in (i) PEB’s balance sheet through the effective time of the merger; (ii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions; and (iv) the fair value of BayCom common stock.

Certain historical data of PEB has been reclassified on a pro forma basis to conform to BayCom’s classifications.

The accounting policies of both BayCom and PEB are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2 – Consideration Paid

Each share of PEB common stock has been converted into the right to receive 1.0292 shares of BayCom common stock. BayCom did not issue any fractional shares of stock in the merger as the value of calculated fractional shares has been paid in cash.

In total, BayCom issued approximately 3,032,600 shares of common stock in the merger, resulting in 13,713,000 shares of common stock outstanding after the merger. BayCom’s February 1, 2022 closing common stock price of $21.15 per share was used for this presentation as the stock price. The total consideration transferred approximates $64.4 million.

The table below presents a preliminary calculation of estimated merger consideration:

(In thousands, except for share and per share data)

and
Share consideration:	Amount
Shares of PEB common stock	2,946,592
Exchange ratio	1.0292
BayCom common stock to be issued	3,032,600
BayCom’s closing share price as of February 1, 2022	$21.15

Preliminary fair value of consideration for outstanding common stock	$64,140
Cash payments for stock options and fractional shares	274
Preliminary fair value of estimated total consideration	$64,414

 Note 3 – Consideration Paid Allocation of PEB

At the merger effective time, PEB’s assets and liabilities are required to be recorded at to their estimated fair values. The assumptions used to determine the relevant fair value adjustments below are discussed in detail in Note 4 – Pro Forma Condensed Combined Financial Information Adjustments. The excess of the fair value of the net assets acquired over the purchase price over the fair value of the net assets acquired is recorded as a bargain purchase gain.

The preliminarily estimates of the consideration transferred to the assets acquired and liabilities assumed are summarized in the following table:

	At
	September 30, 2021
	(In thousands)
Pro forma purchase price of PEB
Fair value of BayCom common stock at $21.15(1) per share for 3,032,600 Shares		$64,140
Cash payment for stock options and fractional shares		274
Total pro forma purchase price		64,414
Fair value of assets acquired:
Cash	$62,037
Investment securities available for sale	53
Loans receivable	506,935
Core deposit intangible assets	226
Other assets	13,388
Total assets and identifiable intangible assets acquired	$582,639
Fair value of liabilities assumed:
Deposits	$418,629
Borrowings	90,315
Accrued expenses and other liabilities	7,516
Total liabilities assumed	$516,460
Fair value of net assets and identifiable intangible assets acquired		66,179
Excess of net assets acquired over purchase price – bargain purchase gain(2)		$(1,765)
(1)		Stock price is as of close of business February 1, 2022.

(2) The bargain purchase gain is reflected as a transaction accounting adjustment to retained earnings in the pro forma condensed combined balance sheet

 Note 4 – Pro Forma Condensed Combined Financial Information Adjustments.

The following pro forma adjustments have been included in the unaudited pro forma condensed combined financial information. Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transaction and to adjust PEB’s assets and liabilities to their estimated fair values at September 30, 2021.

Balance Sheet

At September 30, 2021

(In thousands)

A. Adjustments to Cash and cash equivalents
To reflect cash payment for all “in-the-money” PEB stock options and fractional shares	$(274)
To reflect projected cash used for merger costs equal to $2.9 million incurred by PEB and $3.3 million incurred by BayCom. See Note 5 – Merger Costs.	(6,191)
Total cash and cash equivalents	$(6,465)
B. Adjustments to Loans receivable, excluding allowance for loan losses and fees not yet recognized
To reflect the discount on loans at merger date. Estimated the fair value using portfolio performance and yields compared to market.	$89
C. Adjustments to deferred costs in excess of fees	$(611)
D. Adjustments to Allowance for loan losses	$(5,691)
To remove the PEB allowance for loan losses at period end date as the credit risk is accounted for in the fair value adjustment for the loans receivable in Adjustment B above.
E. Adjustments to Intangible asset
To record the estimated fair value of the core deposit intangible asset (“CDI”) identified in the merger as estimated prior to close date.	$226
F. Adjustments to Other assets
To reflect the fair value of the other assets in the merger as follows:
Estimated tax effect of fair value adjustments.	$(1,895)
Total tax effect at 25.5% of merger-related expenses adjusted for non- deductible expenses.	1,920
Total other assets	$25
G. Adjustment to Deposits
To reflect estimated fair value of deposits based on current interest rates	$192
H. Adjustments to Common Stock
To record the issuance of BayCom common stock as purchase price consideration and to eliminate the common stock of PEB.	$64,140
Issuance of BayCom common stock to PEB shareholders (3,032,600 shares at no par value).	(29,535)
Total common stock	$34,605
I. Elimination of the historical PEB common stock Additional Paid-In Capital.	$(330)
J. Adjustment to Accumulated Other Comprehensive Income
To eliminate the historical PEB accumulated other comprehensive income.	$(1)
K. Adjustment to Retained Earnings
To eliminate the historical PEB retained earnings.	$(33,684)
To record adjustment to retained earnings for BayCom’s estimated merger costs, net of tax. Estimated merger expenses are $3.3 million, net of the tax, assuming an effective tax rate of 29.5% (effective rate of 25.5% after adjustment for estimated non-deductible expenses of $231,000).	(2,370)
Bargain purchase gain	1,765

Total retained earnings	$(34,289)

For purposes of determining the pro forma effect of the merger on the Income Statements, the following pro forma adjustments have been made as if the acquisition occurred as of January 1, 2020:

Income Statements (In thousands)
	For the Nine Months Ended September 30, 2021	For the Year Ended December 31, 2020
L. Adjustments to Interest income: Other
To recognize the reduction in other cash reflected for the merger at an estimated yield of 0.08% annualized.	$(39)	$(52)
M. Adjustments to Interest expense: Deposit
To recognize the reduction in interest expense for the time deposit premium amortizations	$(115)	$(154)
N. Adjustments to Noninterest expense: Other expense
To reflect estimated core deposit intangible amortization over ten years.	$24	$32
O. Adjustments to provision for income taxes
Adjusted the tax rate for additional income earned from the combined company to 29.5%	$435	$385
P. Earnings per common share:
Earnings per common share, basic and diluted were calculated using the calculated pro forma net income less dividends and undistributed earnings allocated to participating securities divided by the calculated pro forma basic and dilutive average shares outstanding.	$1.48	$1.09
Q. Basic and diluted average common shares outstanding
Basic and diluted average common shares outstanding were calculated by adding the shares assumed to be issued by BayCom in the merger (average basic shares multiplied by the exchange ratio) to the historical average BayCom shares outstanding for the nine months ended September 30, 2021 and the year ended December 31, 2020.	13,982	14,998

Note 5 – Merger Costs

In connection with the merger, BayCom anticipates integrating PEB’s operations effective February 25, 2022. The estimated costs associated with the integration will be expensed in the first quarter of 2022. BayCom has recorded integration related expenses totaling $3.3 million as of February 1, 2022. PEB recorded acquisition related expenses totaling $4.3 million prior to the closing of the merger.

The table below reflects BayCom’s current estimate of the aggregate estimated merger costs of $7.6 million, or $5.7 million net of $1.9 million of income tax benefit, computed using the statutory federal tax rate of 21.0% and blended state tax rate of 11.0%, expected to be incurred in connection with the merger, which are included in the pro forma financial information. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following:

At September 30,
2021
(In thousands)
Professional fees	$1,579
Change of control payments	1,724
Vesting of restricted stock grants	1,390
Severance and retention plan	900
Data processing, termination, and conversion	1,643
Other expenses	345
Pre-tax merger costs	7,581
Income tax benefit at 25.3% rate	(1,920)
Net merger costs	$5,661

BayCom’s cost estimates are forward-looking. While the costs represent BayCom’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. These costs are not expected to materially impact the combined company’s ability to maintain an adequate level of liquidity necessary to fund loan originations and deposit withdrawals, satisfy other financial commitments and fund operations.